As filed with the Securities and Exchange Commission on December 14, 2004

No. 333-119756

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

Under

THE SECURITIES ACT OF 1933

Terra Industries Inc.

(Exact name of registrant as specified in its charter)

Maryland	Terra Centre	52-1145429
(State or other jurisdiction of incorporation or organization)	600 Fourth Street, P.O. Box 6000 Sioux City, Iowa 51102-6000 (712) 277-1340	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Kalafut

Vice President, General Counsel and Corporate Secretary

Terra Industries Inc.

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102-6000

(712) 277-1340

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Carter W. Emerson, P.C.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, which shall be shared by the registrant and the selling shareholders as described in the prospectus, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$22,350
Printing and Engraving expenses	10,000
Accounting fees and expenses	25,000
Legal fees and expenses	40,000
Miscellaneous expenses	2,650

Total	$100,000

Item 15.	Indemnification of Directors and Officers.

As permitted by the Maryland General Corporation Law (“MGCL”), Article SEVENTH, Paragraph (8) of the registrant’s charter provides for indemnification of directors and officers of the registrant as follows:

The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

The MGCL permits a Maryland corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, or (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The registrant maintains directors and officers liability insurance with coverage typical of a company in its industry.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The registrant’s charter contains a provision providing for elimination of the liability of its directors or officers to the registrant or its shareholders for money damages to the fullest extent permitted by Maryland law.

Item 16.	Exhibits.

Reference is made to the attached exhibit index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sioux City, State of Iowa, on December 14, 2004.

TERRA INDUSTRIES INC.

By:	*
Francis G. Meyer
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 and Power of Attorney have been signed on December 14, 2004 by the following persons in the capacities and on the dates indicated:

Signatures	Capacity

*	Chairman of the Board
Henry R. Slack

*	Director, President, and Chief Executive Office (Principal Executive Officer)
Michael L. Bennett

*	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Controller/ Principal Accounting Officer)
Francis G. Meyer

*	Director
Philip M. Baum

*	Director
David E. Fisher

*	Director
Dod A. Fraser

*	Director
Martha O. Hesse

*	Director
Ben L. Keisler

*By	MARK A. KALAFUT
As Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of August 6, 2004 among Terra, MissChem Acquisition Inc. and Mississippi Chemical Corporation, filed as Exhibit 99.2 to Terra’s Form 8-K dated August 9, 2004, is incorporated herein by reference.

4.1.1	Articles of Restatement of Terra filed with the State of Maryland on September 11, 1990, filed as Exhibit 3.1 to Terra’s Form 10-K for the year ended December 31, 1990, is incorporated herein by reference.

4.1.2	Articles of Amendment of Terra filed with the State of Maryland on May 6, 1992, filed as Exhibit 3.1.2 to Terra’s Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

4.1.3	Articles Supplementary of Terra filed with the State of Maryland on October 13, 1994, filed as Exhibit 4.1.3 to Terra’s Form 8-K/A dated November 3, 1994, is incorporated herein by reference.

4.1.4	Terra Articles Supplementary Filed with the State of Maryland on October 14, 2004.

4.2	By-Laws of Terra, as amended through August 7, 1991, filed as Exhibit 3 to Terra’s Form 8-K dated September 30, 1991, is incorporated herein by reference.

5*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Ernst & Young.

23.4*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

99.1	Registration Rights Agreement, dated as of August 6, 2004 among Terra, Taurus Investments S.A. and certain shareholders of Terra named therein, filed as Exhibit 99.1 to Terra’s Form 8-K dated August 16, 2004, is incorporated herein by reference.

99.2	Consolidated Financial Statements of Mississippi Chemical Corporation and subsidiaries, filed as Exhibit 99.1 of Terra’s Form 8-K dated October 6, 2004, as amended, are incorporated by reference herein.

*	Filed herewith.